EXHIBIT 10.10	Ferris, Baker Watts, Inc. Corporate Finance Member NYSE, SIPC 100 Light Street Baltimore, MD 21202

May 12, 2005

Mr. Ram Mukunda
India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, MD 20814

Dear Ram,

      This letter will confirm and set forth the terms and conditions of engagement of Ferris, Baker Watts, Incorporated (“FBW”), by India Globalization Capital, Inc. (the “Company”) as its exclusive financial advisor in connection with the proposed purchase by the Company of the stock or assets of a target company or companies (the “Target”), by way of merger, purchase of, or exchange for all or a portion of the stock of the Target, or otherwise (the “Business Combination”). FBW’s services in connection with the Business Combination are hereinafter referred to as the “Engagement”. The decision to complete the Business Combination shall be at the sole discretion of the Company.

      FBW shall perform financial advisory services for the Company, including, without limitation and for purpose of illustration, assisting the Company in determining an appropriate acquisition strategy and tactics, evaluating the consideration that may be offered to the Target and assisting the Company in the negotiation of the financial terms and conditions of the Business Combination. In performing its services hereunder, FBW may rely entirely, without independent investigation, on publicly available information and such other information as may be furnished to FBW by the Company or the Target.

      The Company agrees to furnish to FBW all information concerning the Company and the proposed Business Combination which FBW and you reasonably deem appropriate, and to use its best efforts to cause the Target to furnish to FBW all information concerning the Target and to provide to FBW reasonable access to the Company’s officers, directors, employees, accountants, and counsel. Except as otherwise agreed to by the Company, or required by law, all information which is not publicly available will be kept confidential by FBW. The Company hereby represents and warrants, to the best of its knowledge, that all information furnished to FBW by the Company concerning the Company (excluding forward-looking information, which will be prepared using such reasonable assumptions as the Company considers appropriate) shall be complete and correct in all material respects when furnished and shall not contain any untrue statements of a material fact. In rendering its services hereunder, FBW will be using and relying primarily on publicly available information or other information furnished by the Company and has not and does not assume any responsibility for independent verification of such information or any independent appraisal or valuation of assets. Further, in evaluating other companies, FBW will be using information contained in public reports and information supplied by the Company, and has not and does not assume any responsibility for independent verification of such information or independent appraisal or valuation of assets.

      To enable FBW to render these services in a professional manner, the Company agrees that FBW shall have no responsibility to the Company, the Board of Directors, the Target or any other parties for the accuracy,

Mr. Ram Mukunda India Globalization Capital, Inc.	May 12, 2005 Page 2 of 4

completeness or legal sufficiency of any financial statements, memoranda or other documentation prepared by or on behalf of the Company or for verification of any of the information contained therein. Appropriate officials of the Company, as the Company may designate, will be responsible for reviewing any memoranda or other documentation prior to its use to determine that, to the best of their knowledge, it does not contain any material misstatements or omissions. The Company recognizes that FBW’s ability to successfully perform the services contemplated herein is to a great extent dependent upon the Company’s timely cooperation.

      For FBW’s services in connection with the Engagement, the Company shall pay to FBW a fee equal to 2.0% of the Aggregate Consideration paid in connection with the Business Combination (the “Business Combination Fee”). The Business Combination Fee shall constitute FBW’s compensation for the Engagement and shall be paid upon consummation of the Business Combination.

      “Aggregate Consideration”, used herein, means all payments of any type to or for the benefit of the Target, its shareholders, creditors, or employees (including assumption or acquisition or refinancing of debt obligations of the Target or related entities as well as any options, warrants or earnout provisions) in the Business Combination whether in cash or by delivery of notes or other securities or property of any type, including amounts paid into escrow. For purposes of determining Aggregate Consideration, each share of Company common stock issued or issuable in connection with the Business Combination shall be valued at the 10 day volume-weighted average price of the Company’s common stock, as computed by Bloomberg, beginning on the fifth trading days immediately preceding the day on which the Business Combination is consummated.

      In addition to the foregoing fee, the Company will reimburse FBW promptly, on a monthly basis, for all of the reasonable out-of-pocket expenses incurred by FBW in connection with the Engagement, whether or not the Business Combination is consummated; provided, however, that such expenses in aggregate shall not exceed $25,000 without the prior consent of the Company.

      Whether or not the Business Combination is effected, the Company will indemnify and hold harmless FBW and its officers, directors, employees, attorneys, consultants, agents, servants, parents, affiliates, successors and assigns, jointly and severally (hereinafter collectively “Indemnitee”), from and against any and all losses, claims, damages, liabilities, awards, costs and expenses, including but not limited to reasonable attorneys’ fees (hereinafter collectively “Claim” or “Claims”) to which Indemnitee may become subject by virtue of, in connection with, resulting from, or arising out of the Engagement. Without limitation — but in illustration — of the foregoing, Claims shall include reasonable legal and other expenses, including the cost of any investigation and preparation incurred by Indemnitee in connection with any pending or threatened Claim by any person or entity, whether or not it results in a loss, damages, liability or award. Indemnitee shall be indemnified and held harmless by the Company for any and all Claims whether they arise under contract; foreign, federal, state or local law or ordinance; common law; or otherwise.

      Notwithstanding anything above to the contrary: (1) FBW shall promptly notify the Company after any Claim is asserted, and the Company shall have the right, upon notification to FBW within 10 days thereafter, to assume the defense of such Claim or action and to appoint counsel reasonably satisfactory to Indemnitee to conduct such defense, provided that all expenses and costs related thereto shall be borne by the Company; and (2) the Company shall not be liable for any Claim to the extent that a court having jurisdiction shall have determined by a final, non-appealable, judgment, that such Claim resulted from FBW’s gross negligence or

Mr. Ram Mukunda India Globalization Capital, Inc.	May 12, 2005 Page 3 of 4

willful misconduct.

      The foregoing commitment of the Company regarding indemnification will survive any termination of the authorization provided by this letter.

      You agree to promptly notify FBW of any assertion against FBW, the Company, or any other person of any Claim or the commencement of any action or proceeding relating to the services comprising the Engagement.

      The term of the Engagement will commence on the date of the Company’s acceptance of this letter and will expire 30 months thereafter or upon consummation of a Business Combination(s) with Aggregate Consideration equal to at least 80% of the Company’s net assets. The Engagement may be terminated (except as provided above with respect to reimbursement of expenses and indemnification) by FBW at any time with or without cause, upon 30 days written notice to the Company.

      The Company agrees that FBW has the right to place advertisements in financial and other newspapers and journals at FBW’s own expense describing its services to the Company in connection with the Engagement if the Business Combination is consummated, provided that FBW will submit a copy of any such advertisement to the Company for its prior approval, which approval shall not be unreasonably withheld or delayed.

      FBW’s engagement by the Company is for the limited purposes set forth in this letter, and the rights and obligations of each of FBW and the Company are defined by this letter agreement. Each of FBW and the Company agrees that the other party has no fiduciary duty to it or its stockholders, officers and directors as a result of the engagement described in this letter agreement.

      This agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

      If the foregoing correctly sets forth our agreement, we would appreciate your signing both enclosed copies of this letter in the space provided below and returning one of them to us. In the event that we do not receive a copy of this letter evidencing your acceptance and agreement within 20 calendar days after the date hereof, the terms of this letter shall be null and void and of no further force and effect.

Very truly yours, FERRIS, BAKER WATTS, INCORPORATED
By:
Scott T. Bass
Vice President

Mr. Ram Mukunda India Globalization Capital, Inc.	May 12, 2005 Page 4 of 4

Accepted and Agreed:

INDIA GLOBALIZATION CAPITAL, INCORPORATED

By:
Authorized Officer

Date: